EXHIBIT NP99II.FIL


                           VICTOR M. LAMPASSO
                            Attorneys at Law
                   152 Greenwood Avenue - P.O. Box 135
                        Bethel, Connecticut 06801


                                                             August 15, 2001


The NorthQuest Capital Fund, Inc.
16 Rimwood Lane
Colts Neck, NJ 07722

RE:Correction of language/Comment #46

To SEC Representative:

   Under the heading, "Capital Stock" of N-1A, a statement was made incorrectly. The sentence, "All shares issued are fully paid and non-accessible" has been deleted and replaced with "All shares once issued in book format are fully paid and non-assessable".
   We consent to the inclusion of this corrected statement as as exhibit to the Securities Act Registration Statement of the Fund.


Sincerely,


___________________
Victor M. Lampasso